Exhibit 99.1

Manitex International, Inc. Announces $14.8 Million Offering of Common Stock

Bridgeview, IL, September 25, 2013 — Manitex International, Inc. (Nasdaq: MNTX) today announced that it has entered into definitive agreements with certain investors to sell an aggregate of 1,375,000 shares of its common stock, no par value per share, in a registered direct offering for gross proceeds of approximately $14.8 million, before deducting placement agents’ fees and offering expenses.

The investors have agreed to purchase the shares of common stock for a price of $10.75 per share. The closing of this offering is expected to occur on or about September 30, 2013, subject to the satisfaction of customary closing conditions. The net proceeds from the offering will be used for the repayment of indebtedness and general corporate purposes, which may include future acquisitions.

Avondale Partners, LLC acted as the lead placement agent and Roth Capital Partners, LLC and The Benchmark Company, LLC acted as the co-placement agents for the offering.

The common stock is being offered pursuant to a shelf registration statement that was filed by Manitex with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on August 23, 2011 and a registration statement under Rule 462(b) that was filed with the SEC and became effective on September 25, 2013. A prospectus supplement related to the public offering will be filed with the SEC on or about September 25, 2013. When filed with the SEC, copies of the prospectus supplement, the accompanying base prospectus relating to this offering and the registration statement under Rule 462(b) may be obtained at the SEC’s website at http://www.sec.gov or by request from Avondale Partners, LLC, 3102 West End Avenue, Suite 1100, Nashville, Tennessee 37203.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre located in Knox, Indiana, is a manufacturer of specialized equipment for mobile, above ground, liquid storage and containment solutions.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex and Badger product lines. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements concerning the closing of the offering, the use of proceeds and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the SEC and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact:

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com